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                                                                    EXHIBIT 12.1


                      BOSTON PROPERTIES LIMITED PARTNERSHIP
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES


Boston Properties Limited Partnership's ratios of earnings to fixed charges for the five years ended December 31, 2002 were as follows:

                                                                                         Year Ended December 31,
                                                                         -------------------------------------------------------
                                                                           2002       2001        2000        1999        1998
                                                                         ---------  ---------   ---------   ---------  ---------
                                                                                         (dollars in thousands)
Earnings:

  Add:
    Income before minority interests in property
      partnerships, income from unconsolidated joint ventures,
      gains (losses) on sales of real estate and land held
      for development, discontinued operations, extraordinary
      items, cumulative effect of a change in accounting principle
      and preferred distributions                                        $ 297,721  $ 272,349   $ 225,014   $ 178,554  $ 137,739
    Gains (losses) on sales of real estate and land held for
      development                                                          233,304     11,238        (313)      8,735         --
    Amortization of interest capitalized                                     2,526        950         415         153         22
    Distributions from unconsolidated joint ventures                         8,692      2,735       1,848         972         --
    Fixed charges (see below)                                              325,453    318,707     287,771     254,474    137,556

  Subtract:
    Interest capitalized                                                   (22,510)   (59,292)    (37,713)    (16,953)    (6,933)
    Preferred distributions                                                (31,228)   (36,026)    (32,994)    (32,111)    (5,830)
                                                                         ---------  ---------   ---------   ---------  ---------
Total earnings                                                           $ 813,928  $ 510,661   $ 444,028   $ 393,824  $ 262,554
                                                                         =========  =========   =========   =========  =========
Fixed charges:
    Interest expensed                                                    $ 271,685  $ 223,389   $ 217,064   $ 205,410  $ 124,793
    Interest capitalized                                                    22,510     59,292      37,713      16,953      6,933
    Preferred distributions                                                 31,258     36,026      32,994      32,111      5,830
                                                                         ---------  ---------   ---------   ---------  ---------
      Total fixed charges                                                $ 325,453  $ 318,707   $ 287,771   $ 254,474  $ 137,556
                                                                         =========  =========   =========   =========  =========
                                                                         ---------  ---------   ---------   ---------  ---------
Ratio of earnings to fixed charges                                            2.50       1.60        1.54        1.55       1.91
                                                                         =========  =========   =========   =========  =========


The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. Earnings consist of income before minority interests in property partnerships, income from unconsolidated joint ventures, discontinued operations, extraordinary items, cumulative effect of a change in accounting principle and preferred distributions, plus amortization of interest capitalized, distributions from unconsolidated joint ventures, fixed charges, minus interest capitalized and preferred distributions. Fixed charges consist of interest expensed, which includes credit enhancement fees and amortization of loan costs, interest capitalized, and preferred distributions.